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Exhibit 99.1

MICHAELS STORES, INC.
2001 EMPLOYEE STOCK OPTION PLAN

    Michaels Stores, Inc., a Delaware corporation (the "Company"), hereby establishes the Michaels Stores, Inc. 2001 Employee Stock Option Plan (the "Plan"), effective as of July 23, 2001.

    1.  Purpose.  The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by employees of the Company and its Subsidiaries (as defined below) and to provide them with incentives to put forth maximum efforts for the success of the Company's business, in order to serve the best interests of the Company and its stockholders. All options granted under the Plan are intended to be nonstatutory stock options.

    2.  Definitions.  The following terms, when used in the Plan with initial capital letters, will have the following meanings:

      (a) "Act" means the Securities Exchange Act of 1934, as in effect from time to time.

      (b) "Board" means the Board of Directors of the Company.

      (c) "Change of Control" means the first to occur of the events described in (i) through (v) below, unless a majority of the Directors in office immediately prior to such event has adopted a resolution prior to or promptly following the occurrence of any such event stipulating, conditionally, temporarily or otherwise, that any such event will not result in a "Change of Control":

         (i) the Company enters into an agreement providing for the merger, consolidation or reorganization of the Company into or with another corporation or other entity, and the consummation of such merger, consolidation or reorganization would result in less than 2/3 of the total combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity ("Voting Stock") of such corporation or entity immediately after such transaction being held in the aggregate by the holders of Voting Stock of the Company immediately prior to such event;

        (ii) the Company enters into an agreement to sell or otherwise transfer all or substantially all of its assets to another corporation, entity or person, and, if such transfer is to another corporation or entity, the consummation of such sale or transfer would result in less than 2/3 of the total combined voting power of the then-outstanding Voting Stock of such corporation or entity immediately after such sale or transfer being held in the aggregate by the holders of Voting Stock of the Company immediately prior to such event;

        (iii) there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 1/3 or more of the total combined voting power of the then-outstanding Voting Stock of the Company;

        (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

        (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this Paragraph 2(c)(v) each

    Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least 2/3 of the Directors of the Company then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

Notwithstanding the foregoing provisions of Paragraph 2(c)(iii) or Paragraph 2(c)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change of Control" will not be deemed to have occurred for purposes of Paragraph 2(c)(iii) or Paragraph 2(c)(iv) solely because (A) the Company, (B) a Subsidiary or (C) any employee benefit plan of the Company or any Subsidiary, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 1/3 of the total combined voting power of the then-outstanding Voting Stock of the Company or otherwise, or because the Company reports that a change of control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

      (d) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

      (e) "Common Stock" means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph 7.

      (f)  "Date of Grant" means the date specified by the Stock Option Committee on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such committee takes action with respect thereto).

      (g) "Director" means a member of the Board.

      (h) "Employee Termination Date" has the meaning ascribed to such term in Paragraph 5(b)(viii).

      (i)  "Executive Officer" means an officer or key employee of the Company designated by the Company as being subject to Section 16 of the Act.

      (j)  "Guidelines" has the meaning ascribed to such term in Paragraph 5(a).

      (k) "Market Value per Share" means

         (i) if the principal market for the Common Stock is a national securities exchange or The Nasdaq Stock Market, Inc., then the reported closing sale price of the Common Stock on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading (rounded as may be appropriate for administrative convenience);

        (ii) if the closing sale price is not available or if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on The Nasdaq Stock Market, Inc., then the average between the highest bid and lowest asked prices for the Common Stock on such date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service (rounded as may be appropriate for administrative convenience);

        (iii) if the date is not a business day and, as a result, Paragraphs 2(k)(i) and 2(k)(ii) above are inapplicable, then the Market Value per Share will be determined as of the immediately preceding business day (rounded as may be appropriate for administrative convenience); and

        (iv) if Paragraphs 2(k)(i) and 2(k)(ii) above are otherwise inapplicable, then the Market Value per Share will be determined in good faith by the Stock Option Committee.

      (l)  "Option Price" means the purchase price per share payable on exercise of a Stock Option.

      (m) "Participant" means an individual who is selected by the Stock Option Committee to receive Stock Options under Paragraph 5 and who is at that time (i) an employee of the Company or any Subsidiary but not (ii) an Executive Officer or a Director.

      (n) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

      (o) "Stock Option Committee" means the 2001 Employee Stock Option Plan Committee, which is a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Stock Option Committee, which may not be less than two, are intended at all times to qualify as "outside directors" within the meaning of Section 162(m) of the Code, and as "Non-Employee Directors" within the meaning of Rule 16b-3; provided, however, that the failure of a member of such committee to so qualify will not be deemed to invalidate any Stock Option granted by such committee.

      (p) "Stock Option" means the right to purchase one or more shares of Common Stock upon exercise of an option granted pursuant to Paragraph 5.

      (q) "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock or other equity interests issued by such corporation, partnership, limited liability company, joint venture, trust or other entity.

      (r) "Voting Stock" has the meaning ascribed to such term in Paragraph 2(c)(i).

    3.  Shares Available Under Plan.  The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 1,000,000 shares, subject to adjustment as provided in Paragraph 7. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan.

    4.  Individual Limitation on Stock Options.  The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to any Participant during any single calendar year will not exceed 150,000 shares; provided, however, that Stock Options with respect to up to an additional 250,000 shares may be granted to a Participant who has not previously been employed by the Company or any of its Subsidiaries upon such Participant's initial employment by the Company or any of its Subsidiaries.

    5.  Grants of Stock Options.

      (a) The Stock Option Committee may from time to time authorize grants of Stock Options to employees of the Company and its Subsidiaries, other than Executive Officers and Directors, upon such terms and conditions as such committee may determine consistent with Paragraph 5(b) below, and the Board may, but will not be required to, ratify such grants from time to time. The number of shares of Common Stock for which a Stock Option granted under this Paragraph 5 is exercisable, and the period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before such Stock Option or portions thereof become exercisable, will be determined, and the grant thereof will be made, in accordance with

  Paragraph 5(b)(vii) and the guidelines (the "Guidelines") adopted by the Stock Option Committee from time to time. The Stock Option Committee may amend, or provide for exemptions to or deviations from, the Guidelines.

      (b) Each grant of Stock Options under this Plan may utilize any or all of the authorizations, and will be subject to all of the requirements, set forth below.

         (i) Each grant will specify the number of shares of Common Stock to which it pertains.

        (ii) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

        (iii) Except as otherwise provided in Paragraphs 5(b)(viii) and 5(b)(ix), each Stock Option granted to a Participant will expire at 5:00 p.m. Dallas, Texas, time, on the calendar day immediately preceding the fifth anniversary of the Date of Grant.

        (iv) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

        (v) Each grant may be made subject to such transfer restrictions as the Stock Option Committee may determine.

        (vi) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by an officer of the Company and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as the Stock Option Committee may approve.

       (vii) Each Stock Option granted to a Participant pursuant to this Paragraph 5 will vest 1/3 on the first anniversary of the Date of Grant, 1/3 on the second anniversary of the Date of Grant and 1/3 on the third anniversary of the Date of Grant.

       (viii) Notwithstanding any other provision of this Plan, on the date on which a Participant's employment is terminated by reason of the Participant's retirement at or after the age of 60, long-term disability (as determined by the Stock Option Committee in good faith) or death (the date of such retirement, disability or death, as the case may be, being referred to herein as the "Employee Termination Date"), each outstanding Stock Option granted to the Participant pursuant to this Paragraph 5 will immediately vest, to the extent not vested, and become fully exercisable on the Employee Termination Date and will expire (A) in the case of retirement or long-term disability, at 5:00 p.m., Dallas, Texas, time, on the calendar day immediately preceding the fifth anniversary of the Employee Termination Date, and (B) in the case of death, at 5:00 p.m., Dallas, Texas, time, on the calendar day immediately preceding the third anniversary of the Employee Termination Date.

        (ix) Notwithstanding any other provision of this Plan, on the date on which a Participant's employment is terminated by reason other than retirement at or after the age of 60, long-term disability (as determined by the Stock Option Committee in good faith) or death, the unvested portion of each outstanding Stock Option granted to such Participant pursuant to this Paragraph 5 will terminate immediately, and the vested portion of each outstanding Stock Option granted to such Participant will expire at 5:00 p.m., Dallas, Texas, time, on the 30th calendar day following the date of such termination.

        (x) Notwithstanding any other provision of this Paragraph 5, upon a Change of Control each outstanding Stock Option will vest and be fully exercisable and will remain exercisable until the term of the Stock Option expires; provided, however, that if a merger, consolidation or reorganization described in Paragraph 2(c)(i) or a sale or transfer of all or substantially all of the assets of the Company described in Paragraph 2(c)(ii) is abandoned by the Company, then, on the date of such abandonment, each Stock Option that vested and became fully exercisable pursuant to this Paragraph 5(b)(x) but that has not been exercised will revert to the exercise terms such Stock Option had prior to acceleration of vesting under this Paragraph 5(b)(x) and thereafter vest and become exercisable in accordance with the terms of the Plan.

        (xi) The periods for vesting of a Stock Option granted under the Plan may not be accelerated in deviation from the terms set forth in this Paragraph 5, and the expiration date for a Stock Option granted under the Plan may not be extended beyond the terms set forth in this Paragraph 5.

    6.  Payment.  The Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Stock Option Committee, for less than six months) having an aggregate Market Value per Share on the business day immediately preceding the date of exercise equal to the aggregate Option Price, (iii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value per Share on the business day immediately preceding the date of exercise equal to the aggregate Option Price, (iv) by deferred payment from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates, (v) in any other form of valid consideration acceptable to the Stock Option Committee or (vi) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

    7.  Adjustments.  The Stock Option Committee or the Board will make or provide for such adjustments in the maximum number of shares specified in Paragraph 3 and Paragraph 4, in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to any such Stock Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such committee or the Board, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, if any such transaction or event occurs, the Stock Option Committee or the Board, each in its sole discretion, may provide in substitution for any or all outstanding Stock Options under this Plan such alternative consideration as the Stock Option Committee or the Board, as applicable, may determine in good faith to be equitable in the circumstances and may require in connection with such substitution the surrender of all Stock Options so replaced. In the event the Stock Option Committee shall disagree with the Board with respect to the foregoing adjustments, the Board's determination will be final and conclusive. Any fractional shares resulting from the foregoing adjustments will be eliminated.

    8.  Withholding of Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by an optionee under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Stock Option Committee or the Board, an optionee may elect to have any withholding obligation of the Company satisfied with shares of Common Stock (i) owned by the Participant for at least six months (or, with the consent of the Stock Option Committee or the Board, for less than six months) or (ii) that would otherwise be transferred to the optionee on exercise of the Stock Option.

    9.  Administration of the Plan.

      (a) Unless administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Stock Option Committee. For purposes of any action taken by the Stock Option Committee, a majority of the members will constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Stock Option Committee.

      (b) The Stock Option Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Stock Option Committee of any such provision and any determination by the Stock Option Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Stock Option Committee will be liable for any such action or determination made in good faith.

    10.  Amendments, Etc.

      (a) To the extent not inconsistent with Paragraph 5, the Stock Option Committee may, without the consent of the optionee, amend any agreement evidencing a Stock Option granted under the Plan, or otherwise take action, to expand or limit the payment methods under Paragraph 6, to waive any condition or restriction applicable to such Stock Option or to the exercise of such Stock Option, or to expand the events that would constitute a Change of Control of the Company under Paragraph 2(c) and may, with the consent of the optionee, amend any such agreement in any other respect.

      (b) The Plan may be amended from time to time by the Board or any duly authorized committee thereof (including, without limitation, the Stock Option Committee). In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange or market upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan, requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Stock Options, the Board and any duly authorized committee thereof (including, without limitation, the Stock Option Committee) reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

      (c) None of the Board, the Stock Option Committee or any other committee of the Board may authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the stockholders of the Company. Furthermore, no Stock Option may be cancelled and replaced with Stock Options having a lower Option Price without further approval of the stockholders of the Company. This Paragraph 10(c) is intended to prohibit the repricing of "underwater" Stock Options and will not be construed to prohibit the adjustments provided for in Paragraph 7.

      (d) If the Stock Option Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the grant of any Stock Option intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision with respect to such grant will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan with respect to such grant or otherwise.

      (e) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

      (f)  The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant's employment or other service at any time.

MICHAELS STORES, INC.
By:	/s/ R. MICHAEL ROULEAU R. Michael Rouleau President and Chief Executive Officer

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MICHAELS STORES, INC. 2001 EMPLOYEE STOCK OPTION PLAN